UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 20, 2005

Date of Report (Date of earliest event reported)

Medicis Pharmaceutical Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-18443	52-1574808
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

8125 North Hayden Road
Scottsdale, Arizona 85258-2463
(Address of principal executive offices) (Zip Code)

(602) 808-8800
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On March 20, 2005, Medicis Pharmaceutical Corporation (“Medicis”) executed a letter agreement (the “Letter”) with Q-Med AB (“Q-Med”) and Inamed Corporation (“Inamed”), dated as of March 18, 2005. The Letter provides for the following, among other matters:

•	Q-Med will have no right to enforce the non-competition provisions embodied in Section 7.4(b) of the Supply Agreement, dated March 7, 2003, between Medicis and Q-Med for a period of 24 months following the closing of Medicis’ acquisition of Inamed pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 20, 2005, between Medicis, a wholly-owned subsidiary of Medicis and Inamed (the “Acquisition”);

•	Q-Med will have no right to enforce the diligence obligations embodied in Section 3.1 of the Amended and Restated License Agreement, dated March 6, 2003, between Q-Med and HA North American Sales AB for a period of 24 months following the closing of the Acquisition;

•	Medicis and Q-Med will work diligently to reach a comprehensive agreement, within six months of the closing of the Acquisition, regarding certain business opportunities;

•	If the comprehensive agreement referenced above is not executed within six months of the closing of the Acquisition, Medicis will pay a specified royalty on net revenues of products acquired from Inamed as a result of the Acquisition that compete with Q-Med products outside Canada and the United States, until the competing products are divested or discontinued;

•	Within five business days of the execution of the Merger Agreement, the parties will file motions to dismiss with prejudice (i) the investigation pending in the United States International Trade Commission, captioned as in re Certain Injectable Implant Compositions, Inv. No. 337-TA-515, between Inamed, as complainant, and Q-Med and Medicis, as respondents, and (ii) the litigation pending in the United States District Court for the Southern District of California, captioned as Inamed Corp. v. Q-Med AB, et al, No. 3:04-CV-1064, between Inamed, as plaintiff, and Q-Med and Medicis, as defendants. Each party will take all appropriate actions to ensure that such matters are dismissed within 30 days after filing such motions; and

•	If the Merger Agreement is terminated for any reason that would give rise to Medicis’ obligation to pay Inamed an expense or termination fee pursuant to Section 5.10(c) of the Merger Agreement, Medicis will pay to Inamed a fee equal to $16.5 million in consideration for Inamed’s agreement to dismiss the litigation matters discussed above.

     On March 20, 2005, Medicis entered into a Senior Secured Financing Commitment Letter with Deutsche Bank Trust Company Americas and Deutsche Securities Inc. (the “Letter”). Subject to the terms and conditions of the Letter, Deutsche Bank Trust Company Americas and Deutsche Securities Inc. have committed to provide $650 million of senior secured financing to Medicis. The Letter provides that the committed financing would mature in seven years and bear interest at an adjustable rate plus LIBOR. The indebtedness would be guaranteed by the Medicis’ domestic subsidiaries and secured by all assets and stock owned by Medicis and its domestic subsidiaries. The Letter includes customary conditions to funding, including, without limitation, no material adverse change to the market for credit facilities similar in nature to the facility contemplated by the Letter that has had a material adverse effect on syndication, the absence of a material adverse effect on Inamed, certain ratings requirements, the accuracy of representations and warranties of the parties, and the absence of a material adverse effect on Inamed relating to the Securities and Exchange Commission’s investigation of Inamed as disclosed in Inamed’s Annual Report on Form 10-K for the year ended December 31, 2004. The Letter was entered into in connection with the Acquisition and execution of the Merger Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2005	By:	/s/ Mark A. Prygocki, Sr.
Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer